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                                 Sub-Item 77C
                Matters Submitted to a Vote of Security Holders

Daily Assets Government Fund

At the Special Meeting of Shareholders, held on December 7, 2005, shares were voted as summarized below on the following proposal presented to Shareholders:
To approve the new investment advisory agreement between the Trust and Monarch Investment Advisors, LLC with respect to Daily Assets Government Fund.

 For                               Against                   Abstain
 1,963,862,250                     588,897                  7,307,729

Daily Assets Government Obligations Fund

At the Special Meeting of Shareholders, held on December 7, 2005, shares were voted as summarized below on the following proposal presented to Shareholders:
To approve the new investment advisory agreement between the Trust and Monarch Investment Advisors, LLC with respect to Daily Assets Government Obligations Fund.

 For                               Against                   Abstain
 17,631,209                           0                         0

Daily Assets Cash Fund

At the Special Meeting of Shareholders, held on December 21, 2005, shares were voted as summarized below on the following proposal presented to Shareholders:
To approve the new investment advisory agreement between the Trust and Monarch Investment Advisors, LLC with respect to Daily Assets Cash Fund.

 For                               Against                   Abstain
 175,960,693                       142,346                  11,748,979

Daily Assets Treasury Fund

At the Special Meeting of Shareholders, held on December 21, 2005, shares were voted as summarized below on the following proposal presented to Shareholders:
To approve the new investment advisory agreement between the Trust and Monarch Investment Advisors, LLC with respect to Daily Assets Treasury Fund.

 For                               Against                   Abstain
 32,198,795                           0                     4,623,925
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